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                     June 17, 2024

       Jonathan Solomon
       Chief Executive Officer
       BiomX Inc.
       22 Einstein St., 4th Floor
       Ness Ziona, Israel 7414003

                                                        Re: BiomX Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 28, 2024
                                                            File No. 001-38762

       Dear Jonathan Solomon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Alla Digilova, Esq.